UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 15, 2017

KELLY SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-1088	38-1510762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

999 WEST BIG BEAVER ROAD, TROY, MICHIGAN 48084

(Address of Principal Executive Offices)

(Zip Code)

(248) 362-4444

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory	Arrangements of Certain Officers.

Amendment of Executive Severance Plan

On February 15, 2017, the Compensation Committee of the Board of Directors of Kelly Services, Inc. (the “Company”) approved an amendment and restatement of the Kelly Services, Inc. Executive Severance Plan (the “Executive Severance Plan”). The principal modifications to the Executive Severance Plan were: to provide for payment of a terminated participant’s Short Term Incentive Plan (“STIP”) award based on actual performance during the year in which termination of the participant’s employment occurs, rather than on target performance levels; and to specify that the “annual incentive bonus” to which a participant may become entitled upon certain termination events includes only the participant’s STIP award. Currently, the only participants under the Executive Severance Plan are the Company’s President and Chief Executive Officer and its Executive Vice President and Chief Operating Officer.

A copy of the amended and restated Executive Severance Plan is included as Exhibit 10.1 to this report and is incorporated herein by reference.

Retirement of Director

On February 15, 2017, B. Joseph White advised the Corporate Governance and Nominating Committee of the Board of Directors of the Company that he plans to retire as a director effective as of the Company’s annual meeting of stockholders scheduled for May 10, 2017. It is expected that Mr. White will continue to serve as a director, chair of the Compensation Committee, and a member of the Corporate Governance and Nominating Committee until the effective date of his retirement.

Item 9.01 Financial	Statements and Exhibits

(d)	Exhibits

10.1	Kelly Services, Inc. Executive Severance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KELLY SERVICES, INC.

Date: February 17, 2017	/s/ James M. Polehna
James M. Polehna
Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Kelly Services, Inc. Executive Severance Plan.